Exhibit 99.1

For Immediate Release

HEALTHTRONICS RECEIVES NOTICE OF DELISTING FROM NASDAQ

AUSTIN, TX, April 6, 2006 - HealthTronics, Inc. (NASDAQ: HTRN) today announced that on April 3, 2006 it received a letter from the Nasdaq National Market stating that because HealthTronics has not timely filed its Annual Report on Form 10-K for the year ended December 31, 2005, it is in violation of Nasdaq Marketplace Rule 4310(c)(14) and, therefore, its common stock is subject to delisting from the Nasdaq National Market. Nasdaq Marketplace Rule 4310(c)(14) requires HealthTronics to make, on a timely basis, all filings with the Securities and Exchange Commission (the “SEC”) as required by the Securities Exchange Act of 1934, as amended.

According to the notice of delisting, HealthTronics’ common stock will be delisted from the Nasdaq Stock Market on April 12, 2006 unless HealthTronics requests a hearing before a Nasdaq Listing Qualifications Panel in accordance with the applicable Nasdaq Marketplace rules. HealthTronics has requested such a hearing for a review of the delisting determination. This request will automatically stay the delisting of HealthTronics’ common stock pending the Nasdaq Listing Qualifications Panel’s review and decision. There can be no assurance, however, that the Nasdaq Panel will grant HealthTronics’ request for continued listing.

HealthTronics intends to file its Annual Report on Form 10-K for the year ended December 31, 2005 as soon as practicable following the resolution of matters related to the restatement described in the Company’s Current Report on Form 8-K filed with the SEC on March 31, 2006 and the completion of the audit of its financial statements.

About HealthTronics, Inc.

HealthTronics provides healthcare services primarily to the Urology community, and manufactures and distributes medical devices. The Company also manufactures specialty vehicles used for the transport of high technology medical devices, broadcast & communications equipment and the Homeland Security marketplace. For more information, visit www.healthtronics.com.

Statements by HealthTronics’ management in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could case actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:

HealthTronics, Inc.		The Equity Group Inc.
John Q. Barnidge, Interim President & CEO		Loren G. Mortman
John.barnidge@healthtronics.com		(212) 836-9604, LMortman@equityny.com
(512) 314-4554		Lauren Till
www.healthtronics.com		(212) 836-9610, LTill@equityny.com
www.theequitygroup.com

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